SECURING YOUR RIGHT TO SAVE.

County of New Castle
Dated: October 29, 2007

ORGANIZATION ACTION IN WRITING OF INCORPORATOR

OF

ALPINE ALPHA 1, LTD

(Organized on October 29, 2007)

The following action is taken this day through this instrument by the incorporator of the above corporation:

1. The election of the following person[s] to serve as the director[s] of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

JAMES HAHN

CorpAmerica, Inc., Incorporator

By: ______________________
Name: Sparkle Harding
Assistant Secretary

CAM ORGANIZATION ACTION 7/07 (CAMACT)

75-326-47-47 Jan 7, 2008

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:24 AM 10/29/2007
FILED 11:15 AM 10/29/2007
SRV 071163087 - 4447900 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: ALPINE ALPHA 1, LTD

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is CORPAMERICA, INC.

THIRD: The purpose or purposes of the corporation shall be:

> To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue, is Fifty Million (50,000,000) shares of common stock with a par value of $0.001

FIFTH: The name and address of the incorporator is as follows:

CORPAMERICA, INC.
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 29th day of October, 2007.

CORPAMERICA, INC., Incorporator

By:: /s/ Sparkle Harding
Sparkle Harding
Assistant Secretary